Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261787

CVENT HOLDING CORP.

Up to 155,644 Shares of Common Stock

Up to 513,892,605 Shares of Common Stock by the Selling Stockholders

This prospectus relates to (a) the issuance by us of up to 155,644 shares of our common stock, par value $0.0001 per share (“Common Stock”), upon the exercise of options by former employees (“Options”) and (b) the resale from time to time of up to 513,892,605 shares of Common Stock (including 37,389,301 shares issuable upon exercise of options) by the selling securityholders named in this prospectus (each a “Selling Stockholder” and collectively, the “Selling Stockholders”).

On December 8, 2021, we consummated the business combination (the “Reverse Recapitalization Transaction”) contemplated by that certain Business Combination Agreement, dated as of July 23, 2021 (the “Business Combination Agreement”), by and among Cvent Holding Corp. (f/k/a Dragoneer Growth Opportunities Corp. II) (“we,” “us,” “Cvent” or the “Company”), Redwood Opportunity Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), Redwood Merger Sub LLC, a Delaware limited liability company (“Merger Sub II”) and Papay Topco, Inc., a Delaware corporation (“Legacy Cvent”), pursuant to which, among other things, promptly following the de-registration of the Company as an exempted company in the Cayman Islands and the continuation and domestication of the Company as a corporation in the State of Delaware with the name “Cvent Holding Corp.” (the “Domestication”), Merger Sub I merged with and into Legacy Cvent (the “First Merger”), with Legacy Cvent as the surviving company in the First Merger and, after giving effect to such First Merger, Legacy Cvent became a wholly-owned subsidiary of the Company, and immediately following the First Merger and as part of the same overall transaction as the First Merger, Legacy Cvent as the surviving company of the First Merger merged with and into Merger Sub II (the “Second Merger”), with Merger Sub II as the surviving company in the Second Merger and, after giving effect to such Second Merger, Merger Sub II became a wholly-owned subsidiary of the Company. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the time at which the First Merger became effective (the “First Effective Time”), each share and equity award of Legacy Cvent outstanding as of immediately prior to the First Effective Time was exchanged for shares of Common Stock or comparable equity awards that are settled or are exercisable for shares of Common Stock, as applicable, based on an implied Legacy Cvent equity value of $4,467,973,959.

We will bear all costs, expenses and fees in connection with the registration of the Common Stock and will not receive any proceeds from the sale of the Common Stock. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Common Stock.

Our Common Stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “CVT.” On December 30, 2022, the closing sale price of our Common Stock was $5.40.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

See the section entitled “Risk Factors” beginning on page 4 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 19, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, offer and sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of Options. We will not receive any proceeds from the sale of shares of Common Stock underlying the Options pursuant to this prospectus, however we will receive any cash amounts payable upon the exercise of such Options.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

Neither we nor the Selling Stockholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any permitted free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of any other information that others may give you. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any other date than their respective date. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find More Information.”

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, and the information incorporated by reference herein carefully, including the information set forth under the section titled “Risk Factors” and our financial statements, which are incorporated by reference herein.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Cvent,” “we,” “us,” “our” and similar terms refer to Cvent Holding Corp. (f/k/a Dragoneer Growth Opportunities Corp. II) and its consolidated subsidiaries. References to “Dragoneer” refer to Dragoneer Growth Opportunities Corp. II prior to the Reverse Recapitalization Transaction.

Our Business

Cvent is a leading cloud-based platform of enterprise event marketing and management and hospitality solutions. Cvent powers the marketing and management of meetings and events through its Event Cloud and Hospitality Cloud solutions. Cvent’s Event Cloud consists of tools to enable event organizers to manage the entire event lifecycle and deliver engaging experiences across every type of event and all event delivery models: in-person, virtual and hybrid. Event Cloud serves as the system of record for event and engagement data collected across an organization’s total event program, which comprises every internal and external event an organization hosts or attends (“Total Event Program”). Cvent’s Hospitality Cloud offers a marketplace that connects event organizers looking for the appropriate event space for their in-person and hybrid events with hoteliers and venue operators through a vertical search engine built on our proprietary database of detailed event space information. In addition, Cvent’s Hospitality Cloud provides marketing and software solutions that hotels and venues leverage to digitally showcase their event space to attract valuable leads and grow their businesses. This combination of the Event Cloud and Hospitality Cloud results in a cohesive platform that Cvent believes attracts more event organizers and hotels and venues.

Background

On December 8, 2021, we consummated the business combination (the “Reverse Recapitalization Transaction”) contemplated by that certain Business Combination Agreement, dated as of July 23, 2021 (the “Business Combination Agreement”), by and among Cvent Holding Corp. (f/k/a Dragoneer Growth Opportunities Corp. II) (“we,” “us,” “Cvent” or the “Company”), Redwood Opportunity Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), Redwood Merger Sub LLC, a Delaware limited liability company (“Merger Sub II”) and Papay Topco, Inc., a Delaware corporation (“Legacy Cvent”), pursuant to which, among other things, promptly following the de-registration of the Company as an exempted company in the Cayman Islands and the continuation and domestication of the Company as a corporation in the State of Delaware with the name “Cvent Holding Corp.” (the “Domestication”), we became a Nasdaq-listed company.

Corporate Information

Our Common Stock is listed on Nasdaq under the symbol “CVT.”

Cvent is a Delaware corporation. Cvent’s principal executive offices are located at 1765 Greensboro Station Place, 7th Floor, Tysons, Virginia 22102. Cvent’s telephone number is (703) 226-3500 and its corporate website address is www.cvent.com. Cvent’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus.

Additional information about us is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

The Offering

Issuer	Cvent Holding Corp.

Issuance of Common Stock

Shares of Common Stock to be issued upon exercise of Options	Up to 155,644 shares.

Shares of Common Stock Offered by the Selling Stockholders	Up to 513,892,605 shares (including 37,389,301 shares issuable upon exercise of options).

Shares of Common Stock Outstanding	487,921,300 shares (as of December 27, 2022).

Use of Proceeds	We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. With respect to the shares of Common Stock underlying Options, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Options to the extent such Options are exercised for cash. We intend to use any such proceeds for general corporate purposes.

Market for Common Stock	Our Common Stock is currently traded on the Nasdaq Global Market under the symbol “CVT.”

Risk Factors	See the section entitled “Risk Factors” and other information included in this prospectus and any risk factors described in the documents we incorporate by reference for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed below under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks incorporated by reference in this prospectus to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.” Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein and therein that reflect our current views with respect to future events and financial performance, business strategies, expectations for our business and any other statements of a future or forward-looking nature, constitute “forward-looking statements” for the purposes of federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “will,” “approximately,” “likely,” “shall” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein and therein are based on our current expectations and beliefs concerning future developments and their potential effects on us. We cannot assure you that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

•

the effects of geopolitical, economic and market conditions, including heightened inflation, slower growth or recession, changes to fiscal and monetary policy, higher interest rates, currency fluctuations, the impact of the COVID-19 pandemic, and challenges in the supply chain on our operations, customer demand and our suppliers’ ability to meet our needs;

•	Cvent’s ability to attract and retain new customers;

•	Cvent’s ability to maintain and expand relationships with hotels and venues;

•	the impact of a data breach or other security incident involving Cvent or its customers’ confidential or personal information stored in our or our third-party service providers’ systems;

•	risks associated with indemnity provisions in some of Cvent’s agreements;

•	the competitiveness of the market in which Cvent operates;

•	the impact of a disruption of Cvent’s operations, infrastructure or systems, or disruption of the operations, infrastructure or systems of the third parties on which Cvent relies;

•	Cvent’s ability to sell additional solutions to its customers;

•	Cvent’s ability to maintain access to third-party licenses;

•	Cvent’s ability to comply with its obligations under license or technology agreements with third parties;

•	Cvent’s ability to manage its growth effectively;

•	Cvent’s ability to expand its sales force;

•	risks and uncertainties associated with potential and completed acquisitions and divestitures;

•	Cvent’s ability to operate offices located outside of the United States, including India;

•	the impact of declines or disruptions in the demand for events and meetings;

•	the impact of any significant reduction in spending by advertisers on Cvent’s platforms;

•	risks associated with Cvent’s reliance on third-party mobile application platforms such as the Apple App Store and the Google Play Store to distribute its mobile applications;

•	Cvent’s history of losses and ability to achieve profitability in the future;

•	Cvent’s ability to develop, introduce and market new and enhanced versions of its solutions to meet customer needs and expectations;

•	the impact of Cvent’s lengthy and unpredictable sales cycle;

•	Cvent’s ability to retain, hire and integrate skilled personnel, including its senior management team;

•	Cvent’s ability to fund its research and development efforts

•	the fluctuations due to seasonality of Cvent’s sales, billings, cash flow, operating expenses and operating results;

•	Cvent’s ability to offer high-quality customer support;

•	the impact of contractual disputes with Cvent’s customers;

•	Cvent’s ability to maintain, enhance and protect its brand;

•	the impact of delays in product and service development, including delays beyond Cvent’s control;

•	Cvent’s ability to maintain and develop the compatibility of its solutions with third-party applications;

•	risks related to incorrect or improper use of Cvent’s solutions or its failure to properly train customers on how to utilize its solutions;

•	the impact of Cvent’s reliance on data provided by third parties;

•	risks associated with privacy concerns and end users’ acceptance of Internet behavior tracking;

•	Cvent’s ability to maintain its corporate culture as it grows;

•	Cvent’s ability to comply with legal requirements, contractual obligations and industry standards relating to security, data protection and privacy;

•	Cvent’s ability to comply with the rules and regulations adopted by the payment card networks;

•	Cvent’s ability to obtain, maintain, protect and enforce its intellectual property and proprietary rights;

•	risks associated with lawsuits by third parties for alleged infringement, misappropriation or other violation of their intellectual property and proprietary rights;

•	risks associated with Cvent’s use of open source software in certain of its solutions;

•	risks associated with changes in tax laws;

•	the impact of third-party or government claims, including regulatory claims or claims regarding the content and advertising distributed by Cvent’s customers through its service;

•	risks associated with changes in financial accounting standards;

•	risks associated with fluctuations in currency exchange rates;

•	risks associated with the potential volatility of the price of Cvent’s common stock;

•	Cvent’s ability to raise additional capital or generate cash flows necessary to expand its operations, consummate acquisitions and invest in new technologies in the future;

•	Cvent’s ability to develop and maintain proper and effective internal control over financial reporting;

•	changes in applicable laws or regulations;

•	the ability of Cvent to expand or maintain its existing customer base;

•	other factors disclosed or incorporated by reference in the section entitled “Risk Factors” in this prospectus; and

•	other factors beyond our control.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

All of the Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of their Common Stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of the Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

We will receive the proceeds from the exercise of the Options, but not from the sale of the Common Stock issuable upon such exercise.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Stockholders from time to time of up to 513,892,605 shares of Common Stock (including 37,389,301 shares issuable upon exercise of options). The Selling Stockholders may from time to time offer and sell any or all of the Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the Common Stock other than through a public sale.

Unless otherwise specified, the following table is prepared based on information provided to us by the Selling Stockholders on or prior to December 21, 2021 and may not reflect subsequent sales by the Selling Stockholders. It sets forth the aggregate number of shares of Common Stock beneficially owned, the aggregate number of shares of Common Stock that the Selling Stockholders may offer pursuant to this prospectus and the number of shares of Common Stock beneficially owned by the Selling Stockholders after the sale of the securities offered hereby. Information relating to the Company’s executive officers and directors has been updated based on the Company’s books and records as of December 27, 2022. We have based percentage ownership on 487,921,300 shares of Common Stock outstanding as of December 27, 2022.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Shares of Common Stock subject to Options currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the Options but are not deemed outstanding for purposes of computing the beneficial ownership of any other person. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such Common Stock. In addition, the Selling Stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Shares Beneficially Owned Prior to the Offering			Unvested Option Shares	Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Shares		%			Shares	%
Rajeev K. Aggarwal	18,617,745	(1)	3.7%	1,885,820	18,612,745	1,890,820	*
Altimeter Partners Fund, L.P. (2)	800,000		*	—	800,000	—	*
Sanjeev K. Bansal	2,266,292	(3)	*	40,842	2,307,134	—	*
Bharet Malhotra Family Trust (2020) (4)	—		*	531,857	531,857	—	*
Blackstone Multi-Asset Direct Holdings – AD (US Centric) L.P. (5)	3,000,000		*	—	3,000,000	—	*
Brian A. Ludwig Irrevocable Trust (2018) (6)	1,022,419	(7)	*	—	1,022,419	—	*
Charles Vijendra Ghoorah Revocable Trust (2013) (8)	954,348		*	—	954,348	—	*
Charles V. Ghoorah Irrevocable Trust (2014) (9)	1,255,900	(10)	*	911,464	2,167,364	—	*
Entities advised by Capital Research and Management Company (11)	10,000,000		2.0%	—	10,000,000	—	*

David C. Quattrone Irrevocable Trust (2013) (12)	1,089,581	(13)	*	—	1,089,581	—	*
Dragoneer Funding II-A LLC (14)	12,552,000		2.6%	—	12,552,000	—	*
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund - Information Technology Sub (15)	122,436	*		—	122,436	—	*
Fidelity Puritan Trust: Fidelity Balanced Fund - Information Technology Sub (15)	788,735	*		—	788,735	—	*
Fidelity Puritan Trust: Fidelity Balanced K6 Fund - Information Technology Sub-portfolio (15)	16,168	*		—	16,168	—	*
Fidelity Select Portfolios: Select Technology Portfolio (15)	1,099,667	*		—	1,099,667	—	*
Pete Floros	1,881,468	(16)	*	373,026	2,254,494	—	*
Sarah J. Friar	75,000	*		—	75,000	—	*
Charles V. Ghoorah	4,092,852	(17)	*	391,342	4,092,852	391,342	*
Hedosophia Public Investments Limited(18)	6,000,000		1.2%	—	6,000,000	—	*
Lead Edge Capital V, LP (19)	315,000	*		—	315,000	—	*
Lead Edge Public Fund, LP (19)	185,000	*		—	185,000	—	*
Brian Ludwig	1,295,154	(20)	*	531,857	1,827,011	—	*
Bharet Malhotra	2,207,752	(21)	*	—	2,207,752	—	*
Nitin Malhotra	1,169,904	(22)	*	309,493	1,479,397	—	*
Pradeep Mannakkara	518,243	(23)	*	185,605	703,848	—	*
MMF LT, LLC (24)	500,000	*		—	500,000	—	*
William J. Newman, III	470,086	(25)	*	379,379	651,660	197,805	*
OCM VEF Cvent Holdings PT, L.P. (26)	2,500,000	*		—	2,500,000	—	*
OCM VOF Cvent Holdings PT, L.P. (27)	2,500,000	*		—	2,500,000	—	*
David D. Ossip	75,000	*		—	75,000	—	*
Anil Punyapu	858,594	(28)	*	245,053	1,103,647	—	*
Rohit Sharma	188,782	(29)	*	108,005	296,787	—	*
David C. Quattrone	5,622,850	(30)	1.1%	1,302,806	6,534,314	391,342	*
Gokul Rajaram	75,000	*		—	75,000	—	*
Reggie and Dharini Aggarwal Irrevocable Trust (2011) (31)	3,262,846	*		3,038,667	6,301,513	—	*
Lawrence J. Samuelson	763,751	(32)	*	270,466	1,034,217	—	*
Senator Global Opportunity Master Fund LP (33)	700,000	*		—	700,000	—	*
Senvest Master Fund, LP (34)	900,000	*		—	900,000	—	*
Senvest Technology Partners Master Fund, LP (35)	100,000	*		—	100,000	—	*
Jay Simons	75,000	*		—	75,000	—	*
Southpoint Capital Advisors LP (36)	3,032,062	*		—	3,000,000	32,062	*
Strategic Advisers Fidelity U.S. Total Stock Fund - FIAM Sector Managed - Technology Sub by FIAM LLC as Investment Manager (15)	267,744	*		—	267,744	—	*

Strategic Advisers Large Cap Fund - FIAM Sector Managed Technology Sub by FIAM LLC as Investment Manager (15)	88,079	*		—	88,079	—	*
Roland Tanner	19,059	*		—	19,059	—	*
TDM Growth Partners Pty Ltd (37)	3,000,000	*		—	3,000,000	—	*
Topia Ventures, LLC (38)	500,000	*		—	500,000	—	*
Todd E. Tyler	58,540	*		—	58,540	—	*
Variable Insurance Products Fund III: VIP Balance Portfolio – Information Technology Sub (15)	117,171	*		—	117,171	—	*
Vista Funds (39)	397,745,049		81.5%	—	397,745,049	—	*
Washington Harbour Capital Master Fund, LP (40)	952,500	*		—	952,500	—	*
Washington Harbour Capital Long Only Master Fund, LP (40)	47,500	*		—	47,500	—	*
Yo Cherry, LLC (41)	545,017	*		—	545,017	—	*
Zoom Video Communications, Inc. (42)	10,000,000		2.0%	—	10,000,000	—	*

*	Represents beneficial ownership of less than one percent (1%) of the Company’s outstanding Common Stock.
(1)	Includes 9,217,654 shares underlying vested options.
(2)	Voting and dispositive power with respect to the securities held by the selling stockholder is exercised by Brad Gerstner, its General Partner.
(3)	Includes 44,926 shares underlying vested options.
(4)	The trustee of this trust is Shagun Malhotra.
(5)

Reflects shares held directly by Blackstone Multi-Asset Direct Holdings—AD (US Centric) L.P. The general partner of Blackstone Multi-Asset Direct Holdings—AD (US Centric) L.P. is Blackstone Multi-Asset GP L.P. The general partner of Blackstone Multi-Asset GP L.P. is BTO AD GP L.L.C. The sole member of BTO AD GP L.L.C. is Blackstone Holdings III L.P. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is Blackstone Inc. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman (other than to the extent it or he directly holds securities as described herein) may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such securities. The address of each of such Blackstone entities and Mr. Schwarzman is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.

(6)	The trustee of this trust is Rindi Ludwig.
(7)	Represents 1,022,419 shares underlying vested options.
(8)	Charles V. Ghoorah is trustee of this trust.
(9)	Karen Ghoorah and Robert R. Ghoorah are co-trustees of this trust.
(10)	Includes 911,464 shares underlying vested options.
(11)

Consists of (i) 9,655,200 shares of common stock held by SMALLCAP World Fund, Inc. (“SCWF”) and (ii) 344,800 shares of common stock held by American Funds Insurance Series—Global Small Capitalization Fund (“VISC” and, together with SCWF, the “CRMC Stockholders”). Capital Research and Management Company (“CRMC”) is the investment adviser for each CRMC Stockholder. For purposes of the reporting requirements of the Exchange Act, CRMC or Capital Research Global Investors (“CRGI”) may be deemed to be the beneficial owner of the shares of common stock held by each CRMC Stockholder; however, each of CRMC and CRGI expressly disclaims that it is, in fact, the beneficial owner of such securities. Brady L. Enright, Julian N. Abdey, Jonathan Knowles, Gregory W. Wendt, Peter Eliot, Bradford F. Freer, Leo Hee, Roz Hongsaranagon, Harold H. La, Dimitrije Mitrinovic, Aidan O’Connell, Samir Parekh, Andraz Razen, Renaud H. Samyn, Arun Swaminathan, Thatcher Thompson, Michael Beckwith, and Shlok Melwani, as portfolio managers, have voting and investment powers over the shares held by SCWF. Renaud H. Samyn, Michael Beckwith, Bradford F. Freer, Harold H. La, Aidan O’Connell, and Gregory W. Wendt, as portfolio managers, have voting and investment powers over the shares held by VISC. The address for each of the CRMC Stockholders is c/o Capital Research and Management Company, 333 S. Hope St., 50th Floor, Los Angeles, California 90071. Each of the CRMC Stockholders acquired the securities being registered hereby in the ordinary course of its business.

(12)	Robyn C. Quattrone is trustee of this trust.
(13)	Includes 680,705 shares underlying vested options.
(14)

Mr. Marc Stad is the sole member of the ultimate managing member of Dragoneer Global GP II, LLC, which is the general partner of Dragoneer Global Fund II, L.P., which is the manager of Dragoneer Funding II-A LLC. As a result of the foregoing relationships, Mr. Stad may be deemed to beneficially own securities held by Dragoneer Funding II-A LLC. The business address of Dragoneer Funding II-A LLC and Mr. Stad is c/o Dragoneer Investment Group, LLC, One Letterman Drive, Building D, Suite M500, San Francisco, California.

(15)

These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(16)	Includes 1,772,556 shares underlying vested options.
(17)	Represents 4,092,852 shares underlying vested options.
(18)

The board of directors of Hedosophia Public Investments Limited comprises Ian Osborne, Iain Stokes, Rob King and Trina Le Noury and each director has shared voting and dispositive power with respect to the securities held by Hedosophia Public Investments Limited. Each of them disclaims beneficial ownership of the securities held by Hedosophia Public Investments Limited. The address of Hedosophia Public Investments Limited is Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3QL.

(19)	Voting and dispositive power with respect to the securities held by the selling stockholder is exercised by Mitchell Green, Nimay Mehta Brian Neider, as members of Lead Edge Capital Management, LLC.
(20)	Includes 1,022,872 shares underlying vested options.
(21)	Includes 2,045,291 shares underlying vested options.
(22)	Includes 1,063,715 shares underlying vested options.
(23)	Includes 477,401 shares underlying vested options.
(24)

Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.

(25)

Represents (i) 8,343 shares of Common Stock, (ii) 461,743 shares underlying vested options and (iii) 290 shares of Common Stock underlying restricted stock units that will vest within 60 days of the date hereof, subject to Mr. Newman’s continuous service with the Company through the applicable vesting date.

(26)

OCM VEF Cvent Holdings PT, L.P. (“VEF Cvent Holdings”) is beneficially owned by Oaktree Value Equity Fund, L.P. (“VEF Fund”). VEF Fund is controlled by its general partner, Oaktree Value Equity Fund GP, L.P. (“VEF GP”), and VEF GP’s general partner, which is Oaktree Value Equity Fund GP Ltd. (“VEF Ultimate GP”). VEF GP and VEF Ultimate GP are each in turn an affiliate of Oaktree Capital Management, L.P. (“OCM”), which is the investment manager of VEF Fund and is the director of VEF Ultimate GP. As a result, VEF Fund and OCM may be deemed to have beneficial ownership of the shares owned by VEF Cvent Holdings. OCM’s asset management business is indirectly controlled by Oaktree Capital Group, LLC (“OCG”) and Atlas OCM Holdings LLC (“Atlas OCM”). As of September 30, 2021, approximately 62% of OCM’s business is indirectly owned by Brookfield Asset Management, Inc. (“Brookfield”) and the remaining approximately 38% is ultimately owned by current and former OCM executives and employees. Brookfield’s ownership interest in OCM’s business is held through OCG, Atlas OCM and other holding entities. BAM Partners Trust is the sole owner of Class B Limited Voting Shares of Brookfield. The current and former OCM executives and employees hold their interests through a separate entity, Oaktree Capital Group Holdings, L.P, . (“OCGH LP”). The board of directors of OCG and of Atlas OCM is currently comprised of: (i) five Oaktree senior executives, Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, and Sheldon M. Stone; (ii) three independent directors, Stephen J. Gilbert, D. Richard Masson, and Marna C. Whittington; and (iii) two Brookfield senior executives, Justin B. Beber and J. Bruce Flatt. Each of foregoing entities and individuals disclaims beneficial ownership of the securities, except to the extent of their pecuniary interest therein.

(27)

OCM VOF Cvent Holdings PT, L.P. (“VOF Cvent Holdings”) is beneficially owned by Oaktree Value Opportunites Fund, L.P. (“VOF Fund”). VOF Fund is controlled by its general partner, Oaktree Value Opportunities Fund GP, L.P. (“VOF GP”), and VOF GP’s general partner, which is Oaktree Value Opportunities Fund GP Ltd. (“VOF Ultimate GP”). VOF GP and VOF Ultimate GP are each in turn an affiliate of Oaktree Capital Management, L.P. (“OCM”), which is the investment manager of VOF Fund and is the director of VOF Ultimate GP. As a result, VOF Fund and OCM may be deemed to have beneficial ownership of the shares owned by VOF Cvent Holdings. OCM’s asset management business is indirectly controlled by Oaktree Capital Group, LLC (“OCG”) and Atlas OCM Holdings LLC (“Atlas OCM”). As of September 30, 2021, approximately 62% of OCM’s business is indirectly owned by Brookfield Asset Management, Inc. (“Brookfield”) and the remaining approximately 38% is ultimately owned by current and former OCM executives and employees. Brookfield’s ownership interest in OCM’s business is held through OCG, Atlas OCM and other holding entities. BAM Partners Trust is the sole owner of Class B Limited Voting Shares of Brookfield. The current and former OCM executives and employees hold their interests through a separate entity, Oaktree Capital Group Holdings, L.P, . (“OCGH LP”). The board of directors of OCG and of Atlas OCM is currently comprised of: (i) five Oaktree senior executives, Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, and Sheldon M. Stone; (ii) three independent directors, Stephen J. Gilbert, D. Richard Masson, and Marna C. Whittington; and (iii) two Brookfield senior executives, Justin B. Beber and J. Bruce Flatt. Each of foregoing entities and individuals disclaims beneficial ownership of the securities, except to the extent of their pecuniary interest therein.

(28)	Includes 543,656 shares held by Padmavati Enterprises, Inc. and beneficially owned by Mr. Punyapu and 247,322 shares underlying vested options.
(29)	Includes 163,823 shares underlying vested options.
(30)	Includes 4,228,086 shares underlying vested options.
(31)	Dharini Aggarwal and Sanjeev Aggarwal are co-trustees of this trust.
(32)	Represents 763,751 shares underlying vested options.
(33)

Senator Investment Group LP, or Senator, is investment manager of the selling securityholder and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Silverman disclaims beneficial ownership of the shares held by the selling securityholder.

(34)	Voting and dispositive power with respect to the securities held by the selling stockholder is exercised by Senvest Management, LLC on behalf of its advisory client Senvest Master Fund, LP.

(35)

Voting and dispositive power with respect to the securities held by the selling stockholder is exercised by Senvest Management, LLC on behalf of its advisory client Senvest Technology Partners Master Fund, LP.

(36)	Voting and dispositive power with respect to the securities held by the selling stockholder is exercised by John S. Clark II. Amount includes 32,062 previously registered shares of Common Stock.
(37)	Voting and dispositive power with respect to the securities held by the selling stockholders is exercised by Tom Cowan, Hamish Corlett and Ben Gisz as directors of TDM Growth Partners Pty Ltd.
(38)

Consists of 500,000 shares of common stock held by Topia Ventures, LLC. Topia Ventures Management, LLC is the managing member of Topia Ventures, LLC. Mr. David Broser is the managing member of Topia Ventures Management, LLC. The address for Topia Ventures, LLC is c/o Topia Ventures Management, LLC, 104 W. 40th Street, 19th Floor, New York, NY 10018.

(39)

Represents 181,049,399 shares held directly by Vista Equity Partners Fund VI, L.P., or VEPF VI, 109,372,061 shares held directly by Vista Equity Partners Fund VI-A, L.P., or VEPF VI-A, and 2,203,215 shares held directly by VEPF VI FAF, L.P., or VEPF VI FAF. Vista Equity Partners Fund VI GP, L.P., or VEPF VI GP, is the sole general partner of each of VEPF VI, VEPF VI-A and VEPF VI FAF. VEPF VI GP’s sole general partner is VEPF VI GP, Ltd., or VEPF VI UGP. Robert F. Smith is the Sole Director of VEPF VI UGP, as well as one of its 11 Members. VEPF Management, L.P., or VEPF Management, is the sole management company of each of VEPF VI, VEPF VI-A and VEPF VI FAF. VEPF Management’s sole general partner is VEP Group, LLC, or VEP Group, and VEPF Management’s sole limited partner is Vista Equity Partners Management, LLC, or VEPM. VEP Group is the Senior Managing Member of VEPM. Additionally represents 51,185,845 shares held directly by VEPF IV AIV VII, L.P., or VEPF IV, and 19,637,433 shares held directly by VEPF IV AIV VII-A, L.P., or VEPF IV-A. Vista Equity Partners Fund IV GP, LLC, or VEPF IV GP, is the sole general partner of each of VEPF IV and VEPF IV-A. VEPF IV GP’s sole senior managing member is VEP Group. Additionally represents 18,693,976 shares held directly by VEPF III AIV VI, L.P., or VEPF III, and 3,427,576 shares held directly by VEPF III AIV VI-A, L.P., or VEPF III-A. Vista Equity Partners Fund III GP, LLC, or VEPF III GP is the sole general partner of each of VEPF III and VEPF III-A. VEPF III GP’s sole senior managing member is VEP Group. Additionally represents 6,552,013 shares held directly by VFF I AIV IV, L.P., or VFF I, and 5,623,531 shares held directly by VFF I AIV IV-A, L.P., or VFF I-A, and collectively with VEPF VI, VEPF VI-A, VEPF VI FAF, VEPF IV, VEPF IV-A, VEPF III, VEPF III-A and VFF I, the Vista Funds. Vista Foundation Fund I GP, LLC, or VFF I GP, is the sole general partner of each of VFF I and VFF I-A. VFF I GP’s sole senior managing member is VEP Group. Robert F. Smith is the sole Managing Member of VEP Group. Consequently, Mr. Smith, VEPF VI UGP and VEP Group may be deemed the beneficial owners of the shares held by VEPF VI, VEPF VI-A and VEPF VI FAF, and Mr. Smith and VEP Group may be deemed the beneficial owners of the shares held by VEPF IV, VEPF IV-A, VEPF III, VEPF III-A, VFF I and VFF I-A. Each of the Vista Funds, VEPF VI UGP, VEP Group and Mr. Smith expressly disclaim beneficial ownership of any shares not held directly. The principal business address of each of the Vista Funds, VEPF VI UGP, VEPF Management and VEP Group is c/o Vista Equity Partners, 4 Embarcadero Center, 20th Fl., San Francisco, California 94111. The principal business address of Mr. Smith is c/o Vista Equity Partners, 401 Congress Drive, Suite 3100, Austin, Texas 78701.

(40)	Voting and dispositive power with respect to the securities held by the selling stockholder is exercised by Washington Harbour Partners, LP, whose underlying owner is Mina Faltas.
(41)

Represents 545,017 shares held by Yo Cherry, LLC. Voting and dispositive power with respect to the securities held by the selling stockholder is exercised by Tait Sye, trustee to the SYE 2019 Charitable Remainder Trust.

(42)	Voting/dispositive decisions with respect to the shares are made by Zoom’s Board of Directors.

DESCRIPTION OF SECURITIES

The following summary of certain provisions of Cvent securities does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws and the provisions of applicable law.

Authorized Capitalization

General

Cvent’s authorized capital stock consists of 1,500,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and 1,000,000 shares of undesignated preferred stock, par value $0.0001 per share (“Preferred Stock”). As of December 27, 2022, Cvent had 487,921,300 shares of Cvent Common Stock outstanding (not including shares of Cvent Common Stock underlying options issued to current optionholders of Legacy Cvent), and no shares of preferred stock outstanding. The following description of capital stock is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation, Bylaws and to the applicable provisions of the DGCL.

Cvent Common Stock

Dividend Rights

Subject to preferences that may apply to shares of Cvent Preferred Stock outstanding at the time, holders of outstanding shares of Cvent Common Stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the Board may determine from time to time.

Voting Rights

Each outstanding share of Cvent Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. Holders of shares of Cvent Common Stock shall have no cumulative voting rights.

Preemptive Rights

Cvent Common Stock is not entitled to preemptive or other similar subscription rights to purchase any of Cvent’s securities.

Conversion or Redemption Rights

Cvent Common Stock is neither convertible nor redeemable.

Liquidation Rights

Upon Cvent’s liquidation, the holders of Cvent Common Stock are entitled to receive pro rata Cvent’s assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Cvent Preferred Stock then outstanding.

Preferred Stock

The Board may, without further action by its shareholders, from time to time, direct the issuance of shares of Cvent Preferred Stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Cvent Common Stock. Satisfaction of any dividend preferences of outstanding shares of Cvent Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Cvent Common Stock. Holders of shares of Cvent Preferred Stock may be entitled to receive a preference payment in the event of liquidation before any payment is made to the holders of shares of Cvent Common Stock. Under certain circumstances, the issuance of shares of Cvent Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Cvent’s securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the Board, without shareholder approval, may issue shares of Cvent Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Cvent Common Stock and the market value of Cvent’s Common Stock.

ANTI-TAKEOVER EFFECTS OF THE CERTIFICATE OF INCORPORATION AND THE BYLAWS

The Certificate of Incorporation, Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce vulnerability to a hostile change of control and enhance the ability of the Board to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Cvent by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Cvent Common Stock held by shareholders.

These provisions include:

Classified Board

The Certificate of Incorporation provides that the Board will be divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of the Board will be elected each year. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the Board. The Certificate of Incorporation also provides that, subject to any rights of holders of Cvent Preferred Stock to elect additional directors under specified circumstances and subject to the Investor Rights Agreement, the number of directors will be fixed exclusively pursuant to a resolution adopted by its board of directors. Currently, the Board has nine members.

Shareholder Action by Written Consent

The Certificate of Incorporation precludes shareholder action by written consent.

Special Meetings of Shareholders

The Certificate of Incorporation and Bylaws provide that, except as required by law, special meetings of the Cvent shareholders may be called at any time only by or at the direction of the Board or the chairman of the Board. The Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of Cvent.

Advance Notice Procedures

The Bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to our board of directors. Shareholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Cvent Secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Although the Bylaws do not give the Board the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Cvent.

Removal of Directors; Vacancies

The Certificate of Incorporation provides that, subject to the Investor Rights Agreement, directors may only be removed for cause, and only by the affirmative vote of holders of at least a majority in voting power of all the then-outstanding shares of stock of Cvent entitled to vote thereon, voting together as a single class. In addition, the Certificate of Incorporation provides that, subject to the rights granted to one or more series of Cvent Preferred Stock then outstanding, any newly created directorship on the Board that results from an increase in the number of directors and any vacancies on the Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director.

The combination of the classification of the Board and the lack of cumulative voting will make it more difficult for our existing shareholders to replace the Board as well as for another party to obtain control of us by replacing the Board. Because the Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management.

Authorized but Unissued Shares

The authorized but unissued shares of Cvent Common Stock and Cvent Preferred Stock are available for future issuance without shareholder approval, subject to stock exchange rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the existence of authorized but unissued Cvent Common Stock or Cvent Preferred Stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Cvent by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Cvent’s management and possibly deprive Cvent’s shareholders of opportunities to sell their shares of Cvent Common Stock at prices higher than prevailing market prices.

Business Combinations

The Certificate of Incorporation and Bylaws provide that Cvent is not subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that the person becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies one of the following conditions: (1) before the shareholder became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; (2) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (3) at or after the time the shareholder became an interested shareholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a shareholders’ amendment approved by at least a majority of the outstanding voting shares.

Cvent has opted out of Section 203 in the Certificate of Incorporation.

DISSENTERS’ RIGHTS OF APPRAISAL AND PAYMENT

Under the DGCL, with certain exceptions, Cvent’s shareholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, shareholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

SHAREHOLDERS’ DERIVATIVE ACTIONS

Under the DGCL, any of Cvent’s shareholders may bring an action in Cvent’s name to procure a judgment in Cvent’s favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of Cvent’s shares at the time of the transaction to which the action relates or such shareholder’s stock thereafter devolved by operation of law.

AMENDMENT TO CERTIFICATE OF INCORPORATION AND BYLAWS

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment.

The Certificate of Incorporation and Bylaws provide that, subject to the terms of the Investor Rights Agreement, each may be amended by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

EXCLUSIVE FORUM

The Certificate of Incorporation provides that, unless it consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for any state court action for (1) any derivative action or proceeding brought on Cvent’s behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of Cvent’s directors, officers or other employees to Cvent or Cvent’s shareholders, (3) any action asserting a claim against Cvent or any director or officer of Cvent arising pursuant to any provision of the DGCL, Cvent’s certificate of incorporation or Cvent’s bylaws or (4) any other action asserting a claim against Cvent or any director or officer of Cvent that is governed by the internal affairs doctrine; provided that for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless Cvent consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of Cvent’s capital stock will be deemed to have notice of and to have consented to the provisions of Cvent’s certificate of incorporation described above; provided, however, that stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder. These provisions may have the effect of discouraging lawsuits against Cvent or its directors and officers. Additionally, the forum selection clause in Cvent’s certificate of incorporation may limit its stockholders’ ability to bring a claim in a forum that they find favorable for disputes with it or its directors, officers, employees, or agents, which may discourage such lawsuits against it and its directors, officers, employees, and agents even though an action, if successful, might benefit stockholders. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to Cvent than its stockholders.

Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and Cvent’s bylaws provide that the federal district courts of the United States of America will, unless consented to in writing and to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

CONFLICTS OF INTEREST

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or shareholders. Cvent’s Certificate of Incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that Cvent has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of its officers, directors or shareholders or their respective affiliates, other than those officers, directors, shareholders or affiliates who are Cvent or its subsidiaries’ employees. Cvent’s certificate of incorporation provides that, to the fullest extent permitted by law, no director who is not employed by Cvent (including any non-employee director who serves as one of Cvent’s officers in both his director and officer capacities) or his or her affiliates has any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which Cvent or its affiliates now engage or propose to engage or (2) otherwise competing with Cvent or its affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for Cvent or its affiliates, such person has no duty to communicate or offer such transaction or business opportunity to Cvent or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Certificate of Incorporation does not renounce its interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of Cvent. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for Cvent unless it would be permitted to undertake the opportunity under Cvent’s Certificate of Incorporation, it has sufficient financial resources to undertake the opportunity, and the opportunity would be in line with its business.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Cvent’s Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of Cvent and its shareholders, through shareholders’ derivative suits on its behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Bylaws provide that Cvent must indemnify and advance expenses to its directors and officers to the fullest extent authorized by the DGCL. Cvent also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for Cvent’s directors, officers and certain employees for some liabilities.

The limitation of liability, indemnification and advancement provisions that are included in the Certificate of Incorporation and Bylaws may discourage shareholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Cvent or its shareholders. In addition, your investment may be adversely affected to the extent Cvent pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of Cvent’s directors, officers or employees for which indemnification is sought.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for Cvent Common Stock is Continental. The transfer agent’s address is 1 State Street 30th Floor, New York, New York 10004 and its phone number is 212-845-3287.

RULE 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Cvent Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Cvent at the time of, or at any time during the three months preceding, a sale and (ii) Cvent is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Cvent was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Cvent Common Stock shares for at least six months but who are affiliates of Cvent at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of Cvent Common Stock then outstanding; or

•	the average weekly reported trading volume of the Cvent Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Cvent under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Cvent.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our Initial Shareholders will be able to sell their Class B ordinary shares and private placement shares, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

Following the consummation of the Reverse Recapitalization Transaction, Cvent is no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

LISTING

Cvent’s Common Stock is listed on Nasdaq under the symbol “CVT.”

PLAN OF DISTRIBUTION

The Selling Stockholders, which, as used herein, includes their permitted transferees, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock on Nasdaq or any other stock exchange, market or trading facility on which such securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of their shares of our Common Stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in underwritten transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price;

•	distribution to members, limited partners or stockholders of Selling Stockholders;

•	“at the market” or through market makers or into an existing market for the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer their shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The Selling Stockholders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of our Common Stock offered by them will be the purchase price of our Common Stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our Common Stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.

The Selling Stockholders also may in the future resell a portion of our Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of our Common Stock may be underwriting discounts and commissions under the Securities Act. If any selling securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the selling securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our Common Stock to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate an offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock to be offered and sold pursuant to this prospectus. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Common Stock.

The Selling Stockholders may use this prospectus in connection with resales of our Common Stock. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholders, the terms of our Common Stock and any material relationships between us and the Selling Stockholders. The Selling Stockholders may be deemed to be underwriters under the Securities Act in connection with our Common Stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of our Common Stock.

A Selling Stockholder that is an entity may elect to make an in-kind distribution of Common Stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable Common Stock pursuant to the distribution through a registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. You may obtain documents that we file with the SEC at www.sec.gov.

Our website address is https://www.cvent.com. We do not incorporate the information on or accessible through our website into this prospectus or any prospectus supplement, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any prospectus supplement. Our website address is included in this prospectus as an inactive textual reference only.

INCORPORATION OF DOCUMENTS BY REFERENCE

SEC rules permit us to incorporate information by reference into this prospectus and any applicable prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus supplement, except for information superseded by information contained in this prospectus or the applicable prospectus supplement itself or in any subsequently filed incorporated document. This prospectus and any applicable prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC, other than information in such documents that is deemed to be furnished and not filed. These documents contain important information about us and our business and financial condition. Any report or information within any of the documents referenced below that is furnished, but not filed, shall not be incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 7, 2022;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 8, 2022;

•

our Quarterly Reports on Form 10-Q for the three months ended March 31, 2022, June 30, 2022 and September  30, 2022, filed with the SEC on filed with the SEC on May  9, 2022, August  4, 2022 and November 3, 2022, respectively;

•	our Current Reports on Form 8-K filed on February 18, 2022, April 7, 2022, May 23, 2022, May 31, 2022, July 14, 2022 and September 16, 2022; and

•

a description of our capital stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2021, and as amended by any subsequent amendment or any report filed for the purpose of updating such description.

We also incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the SEC), including prior to the termination of the offering of the Common Stock made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Cvent Holding Corp.

Attn: Investor Relations

1765 Greensboro Station Place, 7th Floor

Tysons, Virginia 22102

Telephone: (703) 226-3500

Those copies will not include exhibits, unless the exhibits have specifically been incorporated by reference in this document or you specifically request them.